Exodus to Conduct Live Webcast with a Q&A Session on March 12, 2021 about its Planned Regulation A+ Public Offering

Filed on February 26, 2021, with the SEC to Allow the Public to Purchase Exodus' Common Stock from within its Cryptocurrency Wallet with Bitcoin

OMAHA, NEBRASKA — March 9, 2021 — Exodus Movement, Inc., a Delaware corporation that has developed a leading non-custodial cryptocurrency software platform, invites users and investors to discuss Exodus' planned Regulation A+ public offering with CEO & Co-Founder JP Richardson and CFO James Gernetzke on a live webcast on March 12, 2021, at noon ET.

Exodus Live Investor Webcast

- March 12, 2021
- 12:00 pm ET/ 9 am PT
- Access the webcast via the investor section of the website. *Note the link will be available 30 minutes prior at 11:30 am ET/ 8:30 am PT.*
- Questions may be asked
  - Live, via chat in the webcast
  - In advance, by emailing exit@lhai.com ATTN Exodus Webcast
- The webcast will remain on the website for at least 90 days.

Exodus' Planned Regulation A+ Public Offering

On February 26, 2021, Exodus publicly filed its preliminary Offering Circular for the planned sale of up to $75 million in Class A common stock to the public at a price of $27.42 a share. The preliminary offering circular may be viewed on the SEC website. The preliminary Offering Circular is subject to the review and qualification of the SEC.

As announced, Exodus intends to conduct the planned public offering of Class A common stock in the following transformative manner:

- Subscriptions for the shares of Class A common stock would be made through either the mobile or desktop versions of the Exodus Wallet. The Exodus Wallet is currently available for download on the *exodus.com* website, the Apple iOS app store, and the Google Play store.
- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).
- Within nine months after the qualification of the offering, Exodus anticipates that the shares would be represented by blockchain common stock tokens that would be held in the Exodus Wallet.
- Securitize, Inc., a Delaware corporation and registered transfer agent, would be the transfer agent for the shares of Class A common stock.

Exodus, which was founded on the values of empowerment, freedom and transparency in finance, has grown to serve over a million active users with its easy-to-use applications for desktop and mobile devices. With an investment platform designed to issue shares of equity within the app, Exodus aims to facilitate the democratization of finance and extend beyond the old ICO token model, allowing users to become investors and actual owners of Exodus in a regulated manner. The common stock offering would fuel the growth and improvement of the Exodus platform and user experience by funding operations and application development.

About Exodus

Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop and mobile, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, Ripple, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy to use wallet. The non-custodial functionality is encrypted locally on users' own devices, ensuring privacy, security and complete control over their wealth. Exodus is on a mission to empower half the world to exit the traditional finance system by 2030. For more info visit exodus.com

Contacts

Investors: Kirsten Chapman & Moriah Shilton, LHA Investor Relations, exit@lhai.com 415-433-3777
Media: Joe Coufal, Wachsman, Exodus@wachsman.com 917-900-5351

Forward-looking Statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "intend," "believe," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the "Risk Factors" and "Management's Discussion & Analysis" sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Testing the Waters

This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. ***No money or other consideration is being solicited,*** *and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus's Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.*

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction's securities laws.